Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-220513 Dated December 12, 2017

FOR IMMEDIATE RELEASE

For Media:	For Investors:
Kim Hillyer	Jeff Goeser
Director, Corporate Communications	Director, Investor Relations
402-574-6523	402-597-8464
kim.hillyer@tdameritrade.com	jeffrey.goeser@tdameritrade.com

TD Ameritrade Announces Secondary Offering of Common Stock

OMAHA, Neb., December 12, 2017 – TD Ameritrade Holding Corporation (Nasdaq: AMTD) (the “company”) announced today that the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012 (the “Riney Trust”), the Paula and Rodger Riney Foundation and the St. Louis Community Foundation, Inc. (together, the “selling stockholders”) have agreed to sell in an underwritten secondary offering (the “offering”) a total of 27,685,493 shares of the company’s common stock pursuant to the shelf registration statement (File No. 333-220513) filed by the company with the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2017.

TD Ameritrade previously issued to the Riney Trust 27,685,493 shares of common stock in connection with TD Ameritrade’s acquisition of Scottrade Financial Services, Inc., completed in September 2017. The Riney Trust subsequently transferred 4,545,066 shares to Rodger O. Riney, who in turn transferred 2,545,066 shares to the Paula and Rodger Riney Foundation and 2,000,000 shares to the St. Louis Community Foundation, Inc., all of which shares will be sold in the offering.

Prior to the proposed offering, the selling stockholders collectively owned 27,685,493 shares in the aggregate, representing approximately 4.9% of the company’s outstanding shares of common stock, based on the number of shares outstanding as of November 2, 2017. Upon completion of the proposed offering, the selling stockholders will no longer own any shares of the company’s common stock. TD Ameritrade is not selling any shares and will not receive any proceeds from the proposed offering.

Goldman Sachs & Co. LLC will act as the underwriter for the offering. Goldman Sachs & Co. LLC proposes to offer the shares of common stock to the public at a fixed price, which may be changed at any time without notice.

The last reported sale price of the company’s common stock on December 12, 2017 was $52.69. The company filed an automatically effective shelf registration statement (including a prospectus) on September 18, 2017, with the SEC for the offering to which this communication relates. Before making any investment decision, you should read the prospectus in that registration statement and other documents that the company has filed with the SEC and are incorporated by reference in the registration statement for more complete information about the company and the offering.

The company intends to file a further prospectus supplement with respect to the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, also may be obtained by writing or telephoning us at:

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention: Investor Relations

Telephone: (800) 237-8692

Goldman Sachs & Co. LLC will arrange to send you the prospectus supplement, when available, and the accompanying prospectus relating to the offering if you request them by contacting Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The proposed offering of these shares of common stock is being made only by means of a prospectus supplement and a related prospectus.

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation

Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (Nasdaq: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how—bringing Wall Street to Main Street for more than 40 years. TD Ameritrade has time and again been recognized as a leader in investment services.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org)/SIPC (www.SIPC.org).

Safe Harbor

This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, any projections regarding our future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity, accounts, stock price or any projections or expectations regarding the acquisition of Scottrade Financial Services, Inc., as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include, but are not limited to: general economic and political conditions and other securities industry risks, fluctuations in interest rates, stock market fluctuations and changes in client trading activity, credit risk with clients and counterparties, increased competition, systems failures, delays and capacity constraints, network security risks, liquidity risks, new laws and regulations affecting our business, regulatory and legal matters, difficulties and delays in integrating the Scottrade business or fully realizing cost savings and other benefits from the acquisition, business disruption following the Scottrade acquisition, changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, customer disintermediation, the introduction, withdrawal, success and timing of business initiatives, competitive conditions, disruptions due to Scottrade integration-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities, the inability to realize synergies or to implement integration plans and other consequences associated with mergers, acquisitions and uncertainties and other risk factors described in our latest Annual Report on Form 10-K, filed with the SEC on Nov. 17, 2017 and in our other filings with the SEC. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws.